Exhibit 10.71

BAKER HUGHES INCORPORATED

STOCK OPTION AGREEMENT

GRANT OF OPTION

The Compensation Committee of the Board of Directors of Baker Hughes Incorporated, a Delaware corporation (the “Company”), pursuant to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan (the “Plan”), hereby grants to you, the above-named Participant, effective as of the Grant Date set forth above (the “Grant Date”), an incentive stock option to purchase the number of shares of the Company’s $1 par value per share common stock at the exercise price set forth above for each share subject to this option, subject to adjustment as provided in the Plan. The option is exercisable in installments in accordance with the Vesting Schedule set forth above with the exercise price payable at the time of exercise. To the extent not exercised, installments shall be cumulative and may be exercised in whole or in part until the option terminates. The option may not be exercised after the Expiration Date.

By your acceptance of the option, you agree that the option is granted under, governed by and subject to the terms of the Plan, this Stock Option Agreement and the Terms and Conditions of Option Agreements (dated January 25, 2012). The shares of Common Stock (the “shares”) that may be issued under this Plan are registered with the Securities and Exchange Commission (“SEC”) under a Registration Statement on Form S-8. A Prospectus describing the Plan and the shares and the Terms and Conditions can be found on the Baker Hughes Direct website at www.bakerhughesdirect.com. You may obtain a copy of the Plan Prospectus by requesting it from the Company.

BAKER HUGHES INCORPORATED

Martin S. Craighead – President & CEO

BAKER HUGHES INCORPORATED

TERMS AND CONDITIONS

OF

OPTION AGREEMENTS

(January 25, 2012)

These Terms and Conditions are applicable to an option granted pursuant to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan (the “Plan”) and are incorporated as part of the Stock Option Agreement setting forth the terms of such option (the “Agreement”).

1.	TERMINATION OF EMPLOYMENT. The following provisions will apply in the event Participant’s employment with the Company and all Affiliates of the Company (collectively, the “Company Group”) terminates or a Change in Control of the Company occurs before the Expiration Date set forth in the Agreement:

1.1 Termination Generally. If Participant’s employment with the Company Group terminates before the Expiration Date for any reason other than one of the reasons described in Sections 1.2 through 1.6 below, all of Participant’s rights in the option shall terminate and become null and void on the earlier of the Expiration Date or three years after the date Participant’s employment with the Company Group terminates. In the event Participant’s employment with the Company Group terminates for any reason, the option shall not continue to vest after such termination of employment.

1.2 Termination for Cause. If Participant’s employment with the Company Group terminates for Cause and such termination occurs (i) prior to a Change in Control that occurs after the Grant Date or (ii) after the second anniversary of a Change in Control that occurs after the Grant Date, all of Participant’s rights in the option shall terminate and become null and void on the earlier of the Expiration Date or the date Participant’s employment with the Company Group terminates for Cause. If Participant’s employment with the Company Group terminates for Cause and such termination occurs within two years following a Change in Control that occurs after the Grant Date, all of Participant’s rights in the option shall terminate and become null and void on the earlier of the Expiration Date or the date thirty (30) days after Participant’s employment with the Company Group terminates for Cause. Termination for Cause includes (without limitation) fraud, theft, embezzlement committed against the Company Group or a customer of the Company Group or any of its affiliated companies, or for conflict of interest, unethical conduct, dishonesty affecting the assets, properties or business of the Company Group, willful misconduct, or continued material dereliction of duties.

1.3 Termination Without Cause or for Good Reason in Connection With a Change in Control. Notwithstanding any other provision of the Agreement to the contrary, if a Change in Control of the Company occurs, the provisions of Article 14 of the Plan shall govern.

1.4 Divestiture of Business Unit. If the Company Group divests its ownership of a business unit of the Company or one or more subsidiaries (a “Unit”) and Participant’s employment with the Company Group terminates in connection with such Divestiture (other than for Cause or death or due to Participant’s disability within the meaning of Section 1.5), then Participant’s rights under the option that have not then vested shall vest on the effective date of the Divestiture of the business unit All of Participant’s rights in the option shall terminate and become null and void on the earlier of the Expiration Date or three (3) years after the date Participant’s employment with the Company Group terminates. A “Divestiture” includes the disposition of a Unit to an entity that the Company does not consolidate in its financial statements, whether the disposition is structured as a sale or transfer of stock, a merger, a consolidation or a sale or transfer of assets, or a combination thereof, provided that a “Divestiture” shall not include a disposition that constitutes a Change in Control.

1.5 Retirement or Disability. If Participant’s employment with the Company Group terminates due to Participant’s Retirement or disability, then Participant’s rights under the option that have not then vested shall vest on the effective date of Participant’s Retirement or termination of employment due to disability. All of Participant’s rights in the option shall terminate and become null and void on the earlier of the Expiration Date or five (5) years after the date Participant’s employment with the Company Group terminates as a result of Retirement or a disability. For purposes of this Section 1.5, the term “Retirement” means the voluntary termination of Participant’s employment relationship with the Company Group on or after the date on which the sum of Participant’s whole (not rounded up) years of age and service with the Company Group equals 65. For purposes of this Section 1.5, a Participant will not be treated as having incurred a termination due to Retirement if his employment is terminated by a member of the Company Group for Cause (within the meaning of Section 1.2). For purposes of this Section 1.5, Participant will incur a “disability” if Participant qualifies for long-term disability benefits under a long-term disability program sponsored by the Company. Note that if you exercise an incentive stock option more than three months after the date of your termination of employment, you may not be entitled to certain favorable federal income tax treatment applicable to incentive stock options.

1.6 Death. If Participant’s employment with the Company Group terminates due to the death of Participant, then Participant’s rights under the option that have not then vested shall vest on the date of Participant’s death. All rights in the option shall terminate and become null and void on the earlier of the Expiration Date or one year after the date Participant’s death. After Participant’s death, his or her executors, administrators or any person or persons to whom Participant’s option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the option to exercise the option.

2.	PROHIBITED ACTIVITY. Notwithstanding any other provision of these Terms and Conditions or the Agreement, if Participant engages in a “Prohibited Activity,” as described below, while employed by one or more members of the Company Group or within two years after the date Participant’s employment with the Company Group terminates, then all of Participant’s rights in the option, to the extent still outstanding at that time, shall immediately terminate and become null and void. A “Prohibited Activity” shall be deemed to have occurred, as determined by the Committee in its sole and absolute discretion, if Participant divulge any non-public, confidential or proprietary information of the Company or of its past, present or future affiliates (collectively, the “Baker Hughes Group”), but excluding information that (a) becomes generally available to the public other than as a result of Participant’s public use, disclosure, or fault, or (b) becomes available to Participant on a non-confidential basis after Participant’s employment termination date from a source other than a member of the Baker Hughes Group prior to the public use or disclosure by Participant, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

3.	CASHLESS EXERCISE. Cashless exercise, in accordance with the terms of the Plan, shall be available to Participant for the shares subject to the option.

4.	TAXES AND TAX WITHHOLDING. You should consult with your tax advisor concerning the tax consequences of exercising your option. To the extent that the receipt of the option or the Agreement, the vesting of the option or the exercise of the option results in income to Participant for federal, state or local income, employment or other tax purposes with respect to which the Company Group has a withholding obligation, Participant shall deliver to the Company at the time of such receipt, vesting or exercise, as the case may be, such amount of money as the Company Group may require to meet its obligation under applicable tax laws or regulations, and, if Participant fail to do so, the Company Group is authorized to withhold from the shares subject to the option or from any cash or stock remuneration then or thereafter payable to Participant any tax required to be withheld by reason of such taxable income, including (without limitation) shares subject to the option sufficient to satisfy the withholding obligation based on the last per share sales price of the common stock of the Company for the trading day immediately preceding the date that the withholding obligation arises, as reported in the New York Stock Exchange Composite Transactions.

5.	NONTRANSFERABILITY. Except as specified in these Terms and Conditions, the option and the Agreement are not transferable or assignable by Participant other than by will or the laws of descent and distribution, and shall be exercisable during Participant’s lifetime only by Participant.

6.	CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the option shall not affect in any way the right or power of the Company or any company the stock of which is issued pursuant to the

Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

7.	EMPLOYMENT RELATIONSHIP. For purposes of the Agreement, Participant shall be considered to be in the employment of the Company Group as long as Participant have an employment relationship with the Company Group. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

8.	NO RIGHTS AS A STOCKHOLDER. Participant shall not have any rights as a stockholder of the Company with respect to any shares covered by the option until the date of the issuance of the stock certificate or certificates to Participant for such shares following exercise of the option pursuant to the Agreement and the Terms and Conditions and payment for the shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such certificate or certificates are issued.

9.	NOT AN EMPLOYMENT AGREEMENT. The Agreement is not an employment agreement, and no provision of the Agreement shall be construed or interpreted to create an employment relationship between Participant and the Company or any of its Affiliates or guarantee the right to remain employed by the Company or any of its Affiliates for any specified term.

10.	SECURITIES ACT LEGEND. If Participant is an officer or affiliate of the Company under the Securities Act of 1933, Participant consents to the placing on any certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with such Act and all applicable rules thereunder.

11.	LIMIT OF LIABILITY. Under no circumstances will the Company Group be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s role as Plan sponsor.

12.	DATA PRIVACY. The Company’s Human Resources Department in Houston, Texas (U.S.A.) administers and maintains the data regarding the Plan, the awardees and the stock options granted to awardees for all employees in the Company Group worldwide.

The data administered and maintained by the Company includes information that may be considered personal data, including the name of the awardee, the award granted and the number of shares of stock subject to any stock option award (“Employee Personal Data”). From time to time during the course of your employment in the Company Group, the Company may transfer certain of your Employee Personal Data to Affiliates as necessary for the purpose of implementation, administration and management of your participation in the Plan (the “Purposes”), and the Company and its Affiliates may each further transfer your Employee Personal Data to any third parties assisting the Company in the implementation, administration and management of the Plan (collectively, “Data Recipients”). The countries to which your Employee Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country.

In accepting the award of the stock option set forth in the Agreement, you hereby expressly acknowledge that you understand that from time to time during the course of your employment in the Company Group the Company may transfer your Employee Personal Data to Data Recipients for the Purposes. You further acknowledge that you understand that the countries to which your Employee Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country.

Further, in accepting the award of the stock option set forth in the Agreement, you hereby expressly affirm that you do not object, and you hereby expressly consent, to the transfer of your Employee Personal Data by the Company to Data Recipients for the Purposes from time to time during the course of your employment in the Company Group.

13.	MISCELLANEOUS. The Agreement and the option are awarded pursuant to and are subject to all of the provisions of the Plan, which are incorporated by reference herein, including all amendments to the Plan, if any. In the event of a conflict between these Terms and Conditions and the Plan provisions, the Plan provisions will control. The terms “you” and “your” refer to the Participant named in the Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan or the Agreement.